Exhibit 10.2

TAX MATTERS AGREEMENT
BY AND BETWEEN
HOWARD HUGHES HOLDINGS INC.
AND
SEAPORT ENTERTAINMENT GROUP INC.
DATED AS OF JULY 31, 2024

i

ARTICLE X. SURVIVAL OF OBLIGATIONS		25

ARTICLE XI. TAX TREATMENT OF PAYMENTS		26
11.1	General Rule	26
11.2	Interest	26

ARTICLE XII. GROSS-UP OF INDEMNIFICATION PAYMENTS		26

ARTICLE XIII. MISCELLANEOUS		26
13.1	Counterparts; Entire Agreement; Corporate Power	26
13.2	Governing Law	27
13.3	Assignability	27
13.4	Third-Party Beneficiaries	27
13.5	Notices	28
13.6	Severability	28
13.7	Force Majeure	28
13.8	Headings	29
13.9	Survival of Covenants	29
13.1	Waivers of Default	29
13.11	Dispute Resolution	29
13.12	Amendments	29
13.13	Construction	29
13.14	Performance	30
13.15	Limited Liability	30
13.16	Limitations of Liability	30
Exhibits
Exhibit A    Separation Transactions
ii

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”) is entered into effective as of July 31, 2024, by and between Howard Hughes Holdings Inc., a Delaware corporation (“HHH”), and Seaport Entertainment Group, Inc., a Delaware corporation and wholly owned subsidiary of HHH (“Seaport Entertainment”). HHH and Seaport Entertainment are each a “Party” and are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I of this Agreement.
RECITALS
WHEREAS, HHH, acting together with its Subsidiaries, currently conducts the HHH Business and the Seaport Entertainment Business;
WHEREAS, HHH and Seaport Entertainment have entered into that certain Separation and Distribution Agreement dated as of July 31, 2024 (as amended, restated, amended and restated and otherwise modified from time to time, the “Separation Agreement”) pursuant to which Seaport Entertainment will separate from the rest of HHH and be established as a separate, publicly traded company to operate the Seaport Entertainment Business;
WHEREAS, as part of the Separation, HHH and certain of its Subsidiaries will undertake the transactions described in Exhibit A;
WHEREAS, following the Separation, HHH intends to distribute one hundred percent (100%) of the issued and outstanding Seaport Entertainment Stock pro rata to holders of HHH Stock (the “Distribution”);
WHEREAS, the Parties intend that (i) the Separation Transactions qualify for the Intended Separation Tax Treatment and (ii) the Distribution qualify as a distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) that will be nontaxable for U.S. federal income tax purposes to HHH, Seaport Entertainment and HHH’s shareholders, other than with respect to cash received in lieu of fractional shares, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code or other deferred losses (collectively, the “Intended Tax Treatment”); and
WHEREAS, the Parties desire to set forth their agreement on the rights and obligations of the Parties and the members of the HHH Group and the Seaport Entertainment Group with respect to (i) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Distribution Date, (ii) Taxes resulting from the Separation, Distribution and transactions effected in connection therewith and (iii) various other Tax matters.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement and in the Separation Agreement, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS
1.1    Definition of Terms. For purposes of this Agreement (including the recitals hereof), capitalized terms shall have the meanings set forth below in this Section 1.1 or elsewhere in this Agreement.
“Active Trade or Business” means, with respect to the Seaport Entertainment SAG, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Seaport Entertainment Business as conducted immediately prior to the Distribution by the Seaport Entertainment SAG.
“Adjusted Grossed-Up Basis” has the meaning set forth in Section 3.4(b) of this Agreement.
“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.
“Affiliate” has the meaning set forth in the Separation Agreement.
“Aggregate Deemed Asset Disposition Price” has the meaning set forth in Section 3.4(b) of this Agreement.
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Allocation” has the meaning set forth in Section 3.6(b) of this Agreement.
“Ancillary Agreements” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.
“Business Day” has the meaning set forth in the Separation Agreement.
“Capital Stock” means all classes or series of capital stock of a corporation, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such corporation for U.S. federal Income Tax purposes.
“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution Date, as jointly determined by HHH and Seaport Entertainment; provided, however, that with respect to Property

Taxes, such apportionment shall be on the basis of elapsed days during the relevant portion of the Tax Period.
“Code” has the meaning set forth in the recitals to this Agreement.
“Controlling Party” has the meaning set forth in Section 9.2(c) of this Agreement.
“Dispute” has the meaning set forth in the Separation Agreement.
“Distribution” has the meaning set forth in the recitals to this Agreement.
“Distribution Date” has the meaning set forth in the Separation Agreement.
“Effective Time” has the meaning set forth in the Separation Agreement.
“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for any Tax Period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.
“Force Majeure” has the meaning set forth in the Separation Agreement.
“Governmental Authority” has the meaning set forth in the Separation Agreement.
“Group” means (a) with respect to HHH, the HHH Group, and (b) with respect to Seaport Entertainment, the Seaport Entertainment Group, as the context requires.
“HHH” has the meaning set forth in the preamble to this Agreement.
“HHH Business” has the meaning set forth in the Separation Agreement.
“HHH Disqualifying Act” means, with respect to any Specified Separation Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant contained herein or in the Tax Materials, by any member of the HHH Group following the Distribution that results in any Party (or any of its Affiliates) being liable for such Specified

Separation Taxes, (b) any event (or series of events) involving Capital Stock or any assets of any member of the HHH Group or (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Materials to the extent descriptive of or otherwise relating to any member of the HHH Group or the HHH Business.
“HHH Group” has the meaning set forth in the Separation Agreement.
“HHH Separate Return” means any Tax Return of or including any member of the HHH Group (including any consolidated, combined or unitary return) that does not include any member of the Seaport Entertainment Group.
“HHH Stock” has the meaning set forth in the Separation Agreement.
“Income Tax” means all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.
“Intended Separation Tax Treatment” has the meaning set forth in Exhibit A.
“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.
“IRS” means the U.S. Internal Revenue Service or any successor Governmental Authority.
“Joint Return” means any Tax Return that includes, by election or otherwise, one or more members of the HHH Group together with one or more members of the Seaport Entertainment Group.
“Law” has the meaning set forth in the Separation Agreement.
“Non-Controlling Party” has the meaning set forth in Section 9.2(c) of this Agreement.
“Non-Qualified Property Distribution Position” has the meaning set forth in Section 3.3(c).
“Notified Action” shall have the meaning set forth in Section 6.3(a) of this Agreement.
“Other Separation Taxes” means any Taxes imposed on the HHH Group or the Seaport Entertainment Group in connection with the transactions occurring in connection with the Separation and Distribution, other than Specified Separation Taxes, including, for the avoidance of doubt, the use of, loss of or diminution in value of any Tax Attribute.
“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.
“Past Practices” has the meaning set forth in Section 3.3(a) of this Agreement.
“Payment Date” means, with respect to a Tax Return, (A) the due date for any required installment of estimated Taxes, (B) the due date (determined without regard to extensions) for filing such Tax Return, or (C) the date such Tax Return is filed, as the case may be.

“Payor” has the meaning set forth in Section 4.3(a) of this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.
“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.
“Post-Distribution Ruling” has the meaning set forth in Section 6.1(b) of this Agreement.
“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.
“Prime Rate” shall have the meaning set forth in the Separation Agreement.
“Prior Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return, for a Tax Period or portion thereof ending at the close of the Distribution Date, on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Seaport Entertainment Group.
“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.
“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Seaport Entertainment management or shareholders, is a hostile acquisition, or otherwise, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, any shares of Capital Stock in Seaport Entertainment. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Seaport Entertainment of a shareholder rights plan, (ii) issuances by Seaport Entertainment that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations Section 1.355-7(d)), or (iii) acquisitions that satisfy Safe

Harbor VII of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to Seaport Entertainment shall include a reference to any entity treated as a successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“Protective Section 336(e) Election” has the meaning set forth in Section 3.4(a) of this Agreement.
“Representation Letter” means any officer’s certificate, representation letter and other materials delivered or deliverable by any of the Parties or any of their respective Affiliates, in connection with the rendering by Tax Advisors of the Tax Advice.
“Required Party” has the meaning set forth in Section 4.3(a) of this Agreement.
“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.
“Retention Date” has the meaning set forth in Section 8.1 of this Agreement.
“Seaport Entertainment” has the meaning provided in the preamble to this Agreement.
“Seaport Entertainment Business” has the meaning set forth in the Separation Agreement.
“Seaport Entertainment Carryback” means any net operating loss, net capital loss, excess Tax credit, or other similar Tax item of any member of the Seaport Entertainment Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.
“Seaport Entertainment Disqualifying Act” means, with respect to any Specified Separation Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant contained herein or in the Tax Materials, by any member of the Seaport Entertainment Group that results in any Party (or any of its Affiliates) being liable for such Specified Separation Taxes, regardless of whether such act or failure to act is covered by a Post-Distribution Ruling or Unqualified Tax Opinion or occurs in connection with the Seaport Entertainment Rights Offering or pursuant to the Seaport Entertainment Rights Offering Backstop Agreement, (b) any event (or series of events) involving Capital Stock or any assets of any member of the Seaport Entertainment Group or (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Materials to the extent descriptive of or otherwise relating to any member of the Seaport Entertainment Group or the Seaport Entertainment Business.

“Seaport Entertainment Equity Awards” means options, share appreciation rights, restricted shares, share units or other compensatory rights with respect to Seaport Entertainment Stock.
“Seaport Entertainment Group” has the meaning set forth in the Separation Agreement.
“Seaport Entertainment Rights Offering” means the distribution of transferrable subscription rights to purchase Seaport Entertainment Stock to holders of Seaport Entertainment Stock pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, initially submitted to the Securities and Exchange Commission on February 13, 2024 (Registration No. 333-279690), as amended.
“Seaport Entertainment Rights Offering Backstop Agreement” means that certain Standby Purchase Agreement, dated July 18, 2024, by and among Seaport Entertainment, Pershing Square Holdings, Ltd., Pershing Square, L.P., Pershing Square International, Ltd., and solely with respect to certain sections, HHH.
“Seaport Entertainment SAG” means the separate affiliated group of Seaport Entertainment, within the meaning of Section 355(b)(3)(B) of the Code.
“Seaport Entertainment Separate Return” means any Tax Return of or including any member of the Seaport Entertainment Group (including any consolidated, combined or unitary return) that does not include any member of the HHH Group.
“Seaport Entertainment Stock” has the meaning set forth in the Separation Agreement.
“Section 336(e) Allocation Statement” has the meaning set forth in Section 3.4(b) of this Agreement.
“Section 336(e) Tax Benefit Percentage” means, with respect to any Specified Separation Taxes and Tax-Related Losses related to the Distribution, the percentage equal to one hundred percent (100%) minus the percentage of such Specified Separation Taxes and Tax-Related Losses related to the Distribution for which HHH is entitled to indemnification under this Agreement.
“Separation” means, collectively, all of the transactions undertaken to separate the Seaport Entertainment Business from the HHH Business in connection with and prior to the Distribution.
“Separation Agreement” has the meaning set forth in the recitals to this Agreement.
“Separation Transactions” has the meaning set forth in Exhibit A.
“Specified Separation Taxes” means any and all Taxes incurred by the HHH Group or the Seaport Entertainment Group as a result of the failure of the Intended Tax Treatment, including, for the avoidance of doubt, the use of, loss of or diminution in value of any Tax Attribute.
“Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, environmental, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.
“Tax Advice” means any opinions or memoranda of Tax Advisors deliverable to HHH in connection with the Separation Transactions or Distribution.
“Tax Advisor” means a Tax counsel or accountant, in each case of recognized national standing.
“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.
“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.
“Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).
“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.
“Tax Law” means the Law of any Governmental Authority or political subdivision thereof relating to any Tax.
“Tax Materials” means the Tax Advice, the Representation Letters and any other materials delivered or deliverable or information provided by HHH, Seaport Entertainment or their respective Tax Advisors or Affiliates, in connection with the Tax Advice.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.
“Tax-Related Losses” means, with respect to any Specified Separation Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Specified Separation Taxes, as well as any other out-of-pocket costs incurred in connection with such Specified Separation Taxes; and (ii) all costs, expenses and damages associated with shareholder litigation or controversies and any amount paid by HHH (or any HHH Affiliate) or Seaport Entertainment (or any Seaport Entertainment Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Governmental Authority.
“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
“Unintended Tax Position” has the meaning set forth in Section 3.3(c).
“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to HHH, on which HHH may rely to the effect that a transaction will not adversely affect the Intended Tax Treatment. Any such opinion must assume that the Separation Transactions and the Distribution would have qualified for the Intended Tax Treatment if the transaction in question did not occur.
ARTICLE II.
ALLOCATION OF TAX LIABILITIES AND TAX-RELATED LOSSES
2.1    General Rule.
(a)    HHH Liability. Except with respect to Taxes and Tax-Related Losses described in Section 2.1(b) of this Agreement, HHH shall be liable for, and shall indemnify and hold harmless the Seaport Entertainment Group from and against any liability for:
(i)    Taxes that are allocated to HHH under this Article II;
(ii)    any Taxes resulting from a breach of any of HHH’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement;
(iii)    Specified Separation Taxes and Tax-Related Losses that are allocated to HHH under Section 6.4(a) of this Agreement;

(iv)    Fifty percent (50%) of Other Separation Taxes; and
(v)    Taxes (other than those that are allocated to Seaport Entertainment under Section 2.1(b) of this Agreement) imposed on Seaport Entertainment or any member of the Seaport Entertainment Group pursuant to the provisions of Treasury Regulations Section 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any such member being or having been a member of a Prior Group.
(b)    Seaport Entertainment Liability. Seaport Entertainment shall be liable for, and shall indemnify and hold harmless the HHH Group from and against any liability for:
(i)    Taxes which are allocated to Seaport Entertainment under this Article II;
(ii)    any Taxes resulting from a breach of any of Seaport Entertainment’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement;
(iii)    any Specified Separation Taxes and Tax-Related Losses that are allocated to Seaport Entertainment under Section 6.4(a) of this Agreement; and
(iv)    Fifty percent (50%) of Other Separation Taxes.
2.2    General Allocation Principles. Except as otherwise provided in this Article II or in Section 6.4(a) of this Agreement, all Taxes shall be allocated as follows:
(a)    Allocation of Taxes for Joint Returns. HHH shall be responsible for all Taxes reported, or required to be reported, on any Joint Return that any member of the HHH Group files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to any member of the Seaport Entertainment Group or to the Seaport Entertainment Business for any Post-Distribution Period, Seaport Entertainment shall be responsible for all Taxes attributable to such Tax Items, computed in a manner reasonably determined by HHH.
(b)    Allocation of Taxes for Separate Returns.
(i)    HHH shall be responsible for all Taxes reported, or required to be reported, on (A) a Seaport Entertainment Separate Return with respect to a Pre-Distribution Period or (B) an HHH Separate Return.
(ii)    Except as otherwise provided in Section 2.2(b)(i) of this Agreement, Seaport Entertainment shall be responsible for all Taxes reported, or required to be reported, on a Seaport Entertainment Separate Return.
(c)    Taxes Not Reported on Tax Returns.
(i)    HHH shall be responsible for any Taxes attributable to any member of the HHH Group or to the HHH Business (as reasonably determined by HHH) that is not required to be reported on a Tax Return.

(ii)    Any Taxes attributable to any member of the Seaport Entertainment Group or the Seaport Entertainment Business that is not required to be reported on a Tax Return shall be allocated to (A) HHH, if with respect to a Pre-Distribution Period, and (B) Seaport Entertainment, if with respect to a Post-Distribution Period.
2.3    Allocation Conventions.
(a)    All Taxes required to be allocated to a Pre-Distribution Period or Post-Distribution Period pursuant to Section 2.2 of this Agreement shall be allocated in accordance with the Closing of the Books Method as reasonably computed by HHH.
(b)    Any Tax Item of Seaport Entertainment or any member of the Seaport Entertainment Group arising from a transaction engaged in outside of the ordinary course of business on the Distribution Date after the Effective Time shall be properly allocable to Seaport Entertainment and any such transaction by or with respect to Seaport Entertainment or any member of the Seaport Entertainment Group occurring after the Effective Time shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) or any similar provisions of state, local or foreign Law.
ARTICLE III.
PREPARATION AND FILING OF TAX RETURNS
3.1    HHH Separate Returns and Joint Returns.
(a)    HHH shall prepare and file, or cause to be prepared and filed, all HHH Separate Returns and Joint Returns, and each member of the Seaport Entertainment Group to which any such Joint Return relates shall execute and file such consents, elections and other documents as HHH may determine, after consulting with Seaport Entertainment in good faith, are required or appropriate, or otherwise requested by HHH in connection with the filing of such Joint Return. Seaport Entertainment will elect and join, and will cause its Affiliates to elect and join, in filing any Joint Returns that HHH determines are required to be filed or that HHH elects to file, in each case pursuant to this Section 3.1.
(b)    HHH and Seaport Entertainment and their respective Affiliates shall elect to close the Tax Period of each Seaport Entertainment Group member on the Distribution Date, to the extent permitted by applicable Tax Law.
3.2    Seaport Entertainment Separate Returns.
(a)    Tax Returns to be Prepared by HHH. HHH shall prepare (or cause to be prepared) and, to the extent permitted by applicable Tax Law, file (or cause to be filed) all Seaport Entertainment Separate Returns that relate to any Pre-Distribution Period (including a Straddle Period); provided, however, that with respect to any such Tax Return that is prepared by HHH but required to be filed by a member of the Seaport Entertainment Group under applicable Tax Law, HHH shall, at least five (5) Business Days prior to the due date for filing such Tax Return (taking into account any applicable extension periods), provide such Tax Return to Seaport Entertainment and pay Seaport Entertainment the amount of Taxes shown as due thereon that HHH is responsible for under the provisions of Article II of this Agreement, as reasonably calculated by HHH pursuant to this Agreement. Seaport Entertainment shall execute and file (or cause to be executed and filed) such Tax Returns and shall timely pay (or cause to be paid) the amount of Taxes shown as due thereon.
(b)    Tax Returns to be Prepared by Seaport Entertainment. Seaport Entertainment shall prepare and file (or cause to be prepared and filed) all Seaport Entertainment Separate Returns that are not described in Section 3.2(a) of this Agreement.
3.3    Tax Reporting Practices.
(a)    General Rule. Except as provided in Section 3.3(b) of this Agreement, HHH shall prepare any Joint Return or Seaport Entertainment Separate Return with respect to a Straddle Period in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the HHH Group and the members of the Seaport Entertainment Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, then HHH shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by HHH. With respect to any Tax Return that Seaport Entertainment has the obligation or right to prepare, or cause to be prepared, under this Article III, to the extent such Tax Return could affect HHH, such Tax Return shall be prepared in accordance with Past Practices used by the members of the HHH Group and the members of the Seaport Entertainment Group prior to the Distribution Date with respect to such Tax Return; provided, however, that to the extent any items, methods or positions are not covered by Past Practices, such Tax Return shall be prepared in accordance with reasonable Tax accounting practices selected by Seaport Entertainment with the approval of HHH, such approval not to be unreasonably withheld, conditioned or delayed.
(b)    Interests in Partnerships. To the extent that any interest in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is transferred or deemed transferred in connection with the Separation or Distribution, the Parties shall, and shall cause their respective Groups to, use commercially reasonably efforts to cause such partnership to use the interim closing method with respect to such transfer.
(c)    Consistency with Intended Tax Treatment. The Parties shall, and shall cause the members of their respective Groups to, prepare all Tax Returns consistent with the Intended Tax Treatment unless, and then only to the extent, (i) HHH decides in its reasonable discretion to take a position that the Seaport Entertainment Stock distributed in the Distribution is not “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code pursuant to Section 355(e)(1) of the Code after determining that there is at least a fifty percent (50%) likelihood that such position would be upheld if challenged by the applicable Tax Authority (a “Non-Qualified Property Distribution Position”) or (ii) an alternative position is required pursuant to a Final Determination (together with a Non-Qualified Property Distribution Position, an “Unintended Tax Position”). HHH shall inform Seaport Entertainment if any member of the HHH Group takes (x) an Unintended Tax Position that could reasonably be expected to be inconsistent with any position taken or to be taken by any member of the Seaport Entertainment Group on a Tax Return or (y) a Non-Qualified Property Distribution Position. Seaport Entertainment shall, and shall cause each member of the Seaport Entertainment Group, to file all Tax Returns consistent with such

Unintended Tax Position, including (to the extent required by Law or reasonably requested by HHH) by amending any previously filed Tax Returns to the extent inconsistent with such Unintended Tax Position.
3.4    Protective Section 336(e) Elections.
(a)    General. HHH and Seaport Entertainment hereby agree that, if HHH shall determine in its sole discretion, prior to the applicable due dates of such elections, that the Parties should make protective elections under Section 336(e) of the Code (and any similar provision of applicable state or local Tax Law) with respect to the Distribution for Seaport Entertainment and each member of the Seaport Entertainment Group that is a domestic corporation for U.S. federal Income Tax purposes (the “Protective Section 336(e) Elections”), then the Parties shall enter into a written, binding agreement to make the Protective Section 336(e) Elections, and the Parties shall timely make the Protective Section 336(e) Elections in accordance with Treasury Regulations Section 1.336-2(h). For the avoidance of doubt, such agreement is intended to constitute a written, binding agreement to make the Protective Section 336(e) Elections within the meaning of Treasury Regulations Section 1.336-2(h)(1)(i).
(b)    Cooperation and Reporting. HHH and Seaport Entertainment shall cooperate in making the Protective Section 336(e) Elections, if any, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Protective Section 336(e) Elections. HHH shall determine the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of the applicable member or members of the HHH Group or Seaport Entertainment Group, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Elections, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.
(c)    Tax Benefit Payments by Seaport Entertainment. In the event that the Distribution fails to qualify for the Intended Tax Treatment and HHH is not entitled to indemnification for one hundred percent (100%) of any Specified Separation Taxes and Tax-Related Losses relating to the Distribution arising from such failure, HHH shall be entitled to quarterly payments from Seaport Entertainment equal to the Section 336(e) Tax Benefit Percentage of the actual Tax savings if, as and when realized by the Seaport Entertainment Group arising from the step up in Tax basis (including, for the avoidance of doubt, any such step up attributable to payments made pursuant to this Section 3.4(c)) resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the step up in Tax basis resulting from the Protective Section 336(e) Election, or any other recovery of such step up, as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards); provided, however, that such payments: (i) shall be reduced by all reasonable costs incurred by any member of the Seaport Entertainment Group to amend any Tax Returns or other governmental filings related to such Protective Section 336(e) Election and (ii) shall not exceed the amount of any Specified Separation Taxes and Tax-Related Losses relating to the Distribution incurred by the HHH Group (not taking into account this Section 3.4(c)) as a result of such failure for which HHH is not entitled to indemnification under this Agreement.
3.5    Seaport Entertainment Carrybacks and Claims for Refund.
(a)    Seaport Entertainment hereby agrees that, unless HHH consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, (i) no member of the Seaport Entertainment Group (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Joint Return or any other Tax Return reflecting Taxes that are allocated to HHH under Article II of this Agreement and (ii) any available elections to waive the right to claim any Seaport Entertainment Carryback in any Joint Return or any other Tax Return reflecting Taxes that are allocated to HHH under Article II of this Agreement shall be made, and no affirmative election shall be made to claim any such Seaport Entertainment Carryback. In the event that Seaport Entertainment (or the appropriate member of the Seaport Entertainment Group) is prohibited by applicable Law from waiving or otherwise foregoing a Seaport Entertainment Carryback or HHH consents to a Seaport Entertainment Carryback (which consent may not be unreasonably withheld, conditioned, or delayed), HHH shall cooperate with Seaport Entertainment, at Seaport Entertainment’s expense, in seeking from the appropriate Tax Authority such Tax Benefit as reasonably would result from such Seaport Entertainment Carryback and shall pay over to Seaport Entertainment the amount of such Tax Benefit that is directly attributable to such Seaport Entertainment Carryback within ten (10) days after such Tax Benefit is recognized by the HHH Group; provided, however, that Seaport Entertainment shall indemnify and hold the members of the HHH Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Seaport Entertainment Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the HHH Group if (i) such Tax Attributes expire unused, but would have been utilized but for such Seaport Entertainment Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such Seaport Entertainment Carryback.
(b)    HHH hereby agrees that, unless Seaport Entertainment consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no member of the HHH Group shall file any Adjustment Request with respect to any Seaport Entertainment Separate Return.
3.6    Apportionment of Tax Attributes.
(a)    Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the HHH Group and the members of the Seaport Entertainment Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Attributes shall be allocated to the legal entity that created such Tax Attributes.
(b)    On or before the first anniversary of the Distribution Date, HHH shall deliver to Seaport Entertainment its determination in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the members of the Seaport Entertainment Group under applicable Tax Law and this Agreement (the “Allocation”). All members of the HHH Group and Seaport Entertainment Group shall prepare all Tax Returns in accordance with the Allocation. In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis attribute, HHH shall promptly notify Seaport Entertainment in writing of such adjustment. For the avoidance of doubt, HHH shall not be liable to any member of the Seaport Entertainment Group for any failure of any determination under this Section 3.6(b) to be accurate under applicable Tax Law; provided such determination was made in good faith.
(c)    Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Contest, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.6(a) of this Agreement, as agreed by the Parties.
ARTICLE IV.
TAX PAYMENTS
4.1    Taxes Shown on Tax Returns. Except as otherwise provided by Section 3.2(a) of this Agreement, HHH shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the HHH Group is responsible for preparing under Article III of this Agreement, and Seaport Entertainment shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the Seaport Entertainment Group is responsible for preparing under Article III of this Agreement. At least five (5) Business Days prior to any Payment Date for any such Tax Return, Seaport Entertainment shall pay to HHH the amount Seaport Entertainment is responsible for under the provisions of Article II of this Agreement with respect to such Tax Return as reasonably calculated by HHH.
4.2    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.
4.3    Indemnification Payments.
(a)    Except as provided in Section 3.2(a), the last sentence of Section 4.1 and Section 6.4(b) of this Agreement, if any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor for such Tax along with any reasonable costs and expenses related thereto (including reasonable attorneys’ fees and expenses) within five (5) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing amounts paid and describing in reasonable detail the particulars relating thereto. If and to the extent any Specified Separation Taxes are determined regarding the failure of the Intended Tax Treatment, the Party allocated responsibility for Tax-Related Losses associated with such Specified Separation Taxes under Section 2.1 of this Agreement shall pay such Tax-Related Losses to HHH (if such responsible

Party is Seaport Entertainment) or Seaport Entertainment (if such responsible Party is HHH) within five (5) days after written demand therefor. Notwithstanding the foregoing, if HHH or Seaport Entertainment disputes in good faith the fact or the amount of its obligation hereunder, then no payment of the amount in dispute shall be required until any such good faith dispute is resolved; provided, however, that any amount not paid by the due date otherwise provided in this Article IV shall bear interest from such due date computed at the Prime Rate plus one and one-half percent (1.5%) or the maximum rate permitted by Law, whichever is less.
(b)    All indemnification payments to be made by HHH or Seaport Entertainment under this Agreement shall be made by HHH directly to Seaport Entertainment and by Seaport Entertainment directly to HHH; provided, however, that if HHH and Seaport Entertainment mutually agree for administrative convenience with respect to any such indemnification payment, any member of the HHH Group, on the one hand, may make such indemnification payment to any member of the Seaport Entertainment Group, on the other hand, and vice versa.
ARTICLE V.
TAX BENEFITS
5.1    Tax Refunds. HHH shall be entitled (subject to the limitations provided in Section 3.5 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which HHH is liable hereunder, and Seaport Entertainment shall be entitled (subject to the limitations provided in Section 3.5 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Seaport Entertainment is liable hereunder.
ARTICLE VI.
INTENDED TAX TREATMENT
6.1    Restrictions on Members of the Seaport Entertainment Group.
(a)    Except as otherwise provided in Section 6.5(b), Seaport Entertainment will not, and will not permit any other member of the Seaport Entertainment Group to, take or fail to take, as applicable, (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials, (ii) any action where such action or failure to act could reasonably be expected to adversely affect the Intended Tax Treatment or (iii) any position on a Tax Return which could reasonably be expected to adversely affect any member of the HHH Group.
(b)    Seaport Entertainment and each other member of the Seaport Entertainment Group agrees that, from the Distribution Date until the first Business Day after the two-year anniversary of the Distribution Date:
(i)    Seaport Entertainment will continue and cause to be continued the Active Trade or Business of the Seaport Entertainment SAG;
(ii)    Seaport Entertainment will not, nor will it agree to, merge, consolidate or amalgamate with any other Person, unless, in the case of a merger or consolidation, Seaport Entertainment is the survivor of the merger or consolidation;

(iii)    Seaport Entertainment will not in a single transaction or series of transactions sell, transfer or otherwise dispose of (including any transaction treated for U.S. federal Income Tax purposes as a sale, transfer or disposition), or permit any other member of the Seaport Entertainment Group to sell, transfer or otherwise dispose of, thirty percent (30%) or more of the gross assets of the Active Trade or Business (such percentage to be measured based on fair market value as of the Distribution Date), in each case other than (A) sales, transfers or other dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes, (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of Seaport Entertainment or any member of the Seaport Entertainment Group, or (E) any sales, transfers or other dispositions of assets within the Seaport Entertainment SAG;
(iv)    Seaport Entertainment will not redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, of Seaport Entertainment, except (A) to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (B) to the extent reasonably necessary to pay the total tax liability arising from the vesting of a Seaport Entertainment Equity Award, or (C) through a net exercise of a Seaport Entertainment Equity Award; and
(v)    Seaport Entertainment will not amend, or permit any other member of the Seaport Entertainment Group to amend, its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Capital Stock of Seaport Entertainment (including, without limitation, through the conversion of one class of Capital Stock of Seaport Entertainment into another class of Capital Stock of Seaport Entertainment);
unless prior to taking any such action set forth in the foregoing clauses (i) through (v), (A) Seaport Entertainment shall have obtained a ruling from the IRS to the effect that a transaction will not affect the Intended Tax Treatment (a “Post-Distribution Ruling”), and HHH shall have received such a Post-Distribution Ruling in form and substance satisfactory to HHH in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Intended Tax Treatment, (B) Seaport Entertainment shall have provided HHH with an Unqualified Tax Opinion in form and substance satisfactory to HHH in its reasonable discretion (and in determining whether an opinion is satisfactory, HHH may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (C) HHH shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.
6.2    Restrictions on Members of the HHH Group. HHH will not, and will not permit any other member of the HHH Group to, take or fail to take, as applicable, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials. HHH agrees that it will not take or fail to take, or permit any member of the HHH Group, as the case may be, to take or fail to take, any action where such action or failure to act could reasonably be expected to adversely affect the Intended Tax Treatment; provided, however, that neither HHH nor any member of the HHH Group shall be prohibited from taking or failing to take any action solely because such action or failure to act could result in the Seaport Entertainment Stock distributed in the Distribution not being treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code pursuant to Section 355(e)(1) of the Code.
6.3    Procedures Regarding Opinions and Post-Distribution Rulings.
(a)    If Seaport Entertainment notifies HHH that it desires to take one of the actions described in Section 6.1(b) of this Agreement (a “Notified Action”), HHH shall cooperate with Seaport Entertainment and use its commercially reasonable efforts to seek to obtain a Post-Distribution Ruling or Unqualified Tax Opinion for the purpose of permitting Seaport Entertainment to take the Notified Action unless HHH shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion. If such a Post-Distribution Ruling is to be sought, HHH shall apply for such Post-Distribution Ruling and HHH and Seaport Entertainment shall jointly control the process of obtaining such Post-Distribution Ruling. In no event shall HHH be required to file any request for a Post-Distribution Ruling under this Section 6.3(a) unless Seaport Entertainment represents that (A) it has read such request, and (B) all information and representations, if any, relating to any member of the Seaport Entertainment Group, contained in such request documents are (subject to any qualifications therein) true, correct and complete. Seaport Entertainment shall reimburse HHH for all reasonable costs and expenses incurred by the HHH Group in connection with such cooperation within thirty (30) Business Days after receiving an invoice from HHH therefor.
(b)    HHH shall have the right to obtain a Post-Distribution Ruling or tax opinion at any time in its sole and absolute discretion. If HHH determines to obtain a Post-Distribution Ruling or tax opinion, Seaport Entertainment shall (and shall cause its Affiliates to) cooperate with HHH and take any and all actions reasonably requested by HHH in connection with obtaining the Post-Distribution Ruling or tax opinion (including, without limitation, by making any reasonable representation or covenant or providing any materials or information requested by the IRS or any Tax Advisor). HHH shall reimburse Seaport Entertainment for all reasonable costs and expenses incurred by the Seaport Entertainment Group in connection with such cooperation within thirty (30) Business Days after receiving an invoice from Seaport Entertainment therefor.
(c)    Following the Effective Time, Seaport Entertainment shall not, and shall not permit any of its Affiliates to, seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Separation or Distribution (including the impact of any transaction on the Intended Tax Treatment) without obtaining HHH’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
6.4    Liability for Specified Separation Taxes and Tax-Related Losses.
(a)    In the event that Specified Separation Taxes are incurred pursuant to a Final Determination or the filing of a Tax Return in accordance with clause (ii) of Section 3.3(c) of this

Agreement that is inconsistent with the Intended Tax Treatment, then, notwithstanding anything in this Agreement to the contrary:
(i)    except as otherwise provided in Section 6.4(a)(iv), if such Specified Separation Taxes are attributable to a Seaport Entertainment Disqualifying Act, then Seaport Entertainment shall be responsible for such Specified Separation Taxes and corresponding Tax-Related Losses;
(ii)    if such Specified Separation Taxes are attributable to an HHH Disqualifying Act, then HHH shall be responsible for such Specified Separation Taxes and corresponding Tax-Related Losses;
(iii)    except as otherwise provided in Section 6.4(a)(iv), if such Specified Separation Taxes are attributable to both an HHH Disqualifying Act and a Seaport Entertainment Disqualifying Act, or are not attributable to either an HHH Disqualifying Act or a Seaport Entertainment Disqualifying Act, then responsibility for such Specified Separation Taxes and corresponding Tax-Related Losses shall be shared fifty percent (50%) by HHH and fifty percent (50%) by Seaport Entertainment;
(iv)    if such Specified Separation Taxes are incurred solely as a result of Seaport Entertainment Stock distributed in the Distribution not being treated as “qualified property” for purposes of Section 355(c)(2) or Section or 361(c)(2) of the Code pursuant to Section 355(e)(1) of the Code then HHH shall be responsible for such Specified Separation Taxes and corresponding Tax-Related Losses; provided, however, that HHH shall not be liable for any such Specified Separation Taxes or corresponding Tax-Related Losses to the extent attributable to a breach of any of Seaport Entertainment’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement.
(b)    Seaport Entertainment shall pay HHH the amount of any Specified Separation Taxes for which Seaport Entertainment is responsible under this Section 6.4 that are incurred as a result of a Final Determination or the filing of a Tax Return described in Section 3.3(c)(ii) of this Agreement no later than five (5) Business Days after the date of such Final Determination or the date such Tax Return is filed.
6.5    Proposed Acquisition Transactions.
(a)    Unless HHH has previously notified Seaport Entertainment that HHH has taken a Non-Qualified Property Distribution Position, Seaport Entertainment will provide a written notice to HHH within five (5) Business Days of becoming aware of any Proposed Acquisition Transaction occurring on or before the two-year anniversary of the Distribution Date, which notice shall describe in reasonable detail the particulars of such Proposed Acquisition Transaction. Within five (5) Business Days of the end of each fiscal quarter ending on or before the earlier of the two-year anniversary of the Distribution Date or the date on which Seaport Entertainment receives notice that HHH has taken a Non-Qualified Property Distribution Position, Seaport Entertainment shall send to HHH a written confirmation that it is not aware of any Proposed Acquisition Transaction occurring in such fiscal quarter other than Proposed Acquisition Transactions of which HHH has been notified pursuant to the preceding sentence. To the extent Seaport Entertainment or any other member of the Seaport Entertainment Group has the right to prohibit any Proposed Acquisition Transaction that could reasonably be expected to result in Seaport Entertainment Stock not being treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code pursuant to Section 355(e)(1) of the Code, Seaport Entertainment shall not permit such Proposed Acquisition Transaction to occur (whether by (i) redeeming rights under a shareholder rights plan, (ii) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (iii) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of Seaport Entertainment, (iv) amending its certificate of incorporation to declassify its board of directors or approving any such amendment, or (v) otherwise) until HHH and Seaport Entertainment, working together diligently and in good faith, have made commercially reasonable efforts to identify and effectuate alternatives to such Proposed Acquisition Transaction that could not reasonably be expected to materially adversely affect either Group, including by resulting in a failure of the Intended Tax Treatment.
(b)    Notwithstanding anything in this Agreement to the contrary, the restrictions imposed in Section 6.1 of this Agreement shall not prohibit Seaport Entertainment or any member of the Seaport Entertainment Group from taking or failing to take any action, including the issuance and acquisition of Seaport Entertainment Stock pursuant to the Seaport Entertainment Rights Offering or the Seaport Entertainment Rights Offering Backstop Agreement, solely because such action or failure to act could (taken either alone or together with other acquisitions of Seaport Entertainment Stock) result in the Seaport Entertainment Stock distributed in the Distribution not being treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code pursuant to Section 355(e)(1) of the Code.
ARTICLE VII.
ASSISTANCE AND COOPERATION
7.1    Assistance and Cooperation.
(a)    Each of HHH and Seaport Entertainment shall cooperate (and shall cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to their respective Groups and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Group and its Affiliates reasonably available to such other Group as provided in Article VIII of this Agreement. Each of HHH and Seaport Entertainment shall also make available to one another, as reasonably requested and available, personnel (including officers, directors, employees and agents of them or the members of their respective Groups) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Seaport Entertainment shall cooperate

(and shall cause the members of its Group to cooperate) with HHH and take any and all actions reasonably requested by HHH in connection with the Tax Advice (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided, however, that neither Seaport Entertainment nor any other member of the Seaport Entertainment Group shall be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).
(b)    Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that any Party determines that the provision of any information or documents to any other Party or its Affiliates, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Article VII in a manner that avoids any such harm or consequence.
7.2    Tax Return Information. HHH and Seaport Entertainment acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to Section 7.1 of this Agreement or this Section 7.2 and that failure to conform to the reasonable deadlines set by the Party making such request could cause irreparable harm. Each of HHH and Seaport Entertainment shall provide to the other information and documents reasonably required by the other to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.
7.3    Reliance by HHH. If any member of the Seaport Entertainment Group supplies information to a member of the HHH Group in connection with a Tax liability and an officer of a member of the HHH Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the HHH Group identifying the information being so relied upon, the chief financial officer of Seaport Entertainment (or any officer of Seaport Entertainment as designated by the chief financial officer of Seaport Entertainment) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Seaport Entertainment agrees to indemnify and hold harmless each member of the HHH Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the Seaport Entertainment Group having supplied, pursuant to this Article VII, a member of the HHH Group with inaccurate or incomplete information in connection with a Tax liability.
7.4    Reliance by Seaport Entertainment. If any member of the HHH Group supplies information to a member of the Seaport Entertainment Group in connection with a Tax liability and an officer of a member of the Seaport Entertainment Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Seaport Entertainment Group identifying the information being so relied upon, the chief financial officer of HHH (or any officer of HHH as designated by the chief financial officer of HHH) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. HHH agrees to indemnify and hold harmless each member of the Seaport Entertainment Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the HHH Group having supplied, pursuant to this Article VII, a member of the Seaport Entertainment Group with inaccurate or incomplete information in connection with a Tax liability.
7.5    Other Separation Taxes. Seaport Entertainment shall (and shall cause its Affiliates to) reasonably cooperate with HHH to correct any errors in the chronology or completion of any transactions intended to facilitate, or otherwise effectuated in connection with, the Separation, and take any and all commercially reasonable actions requested by HHH to minimize any Other Separation Taxes.
ARTICLE VIII.
TAX RECORDS
8.1    Retention of Tax Records. Each of HHH and Seaport Entertainment shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and HHH shall preserve and keep all other Tax Records relating to Taxes of the HHH Group and Seaport Entertainment Group for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each of HHH and Seaport Entertainment may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other. If, prior to the Retention Date, (a) HHH or Seaport Entertainment reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VIII are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other. Any notice of an intent to dispose given pursuant to this Section 8.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Party shall have the opportunity, at their cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, HHH or Seaport Entertainment (or any member of their respective Groups) determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other, which shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.
8.2    Access to Tax Records. HHH and Seaport Entertainment and the members of their respective Groups) shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (i) in the case of any Tax Return of the HHH Group, the portion of such return that relates to Taxes for which the Seaport Entertainment Group may be liable pursuant to this Agreement or (ii) in the case of any Tax Return of the Seaport Entertainment Group, the portion of such return that relates to Taxes for which the HHH Group may be liable pursuant to this Agreement, and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.
8.3    Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.
ARTICLE IX.
TAX CONTESTS
9.1    Notice. Each Party shall provide prompt notice to another Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware (i) related to Taxes for Tax Periods for which it is indemnified by such other Party hereunder or for which it may be required to indemnify such other Party hereunder, (ii) relating to a Tax Return that could reasonably be expected to materially adversely affect such other Party or any member of its Group, or (iii) otherwise relating to the Intended Tax Treatment, the Distribution or the Separation (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (x) to the extent the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (y) to the extent the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount that the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.
9.2    Control of Tax Contests.
(a)    HHH Control. Notwithstanding anything in this Agreement to the contrary, HHH shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) a Joint Return, (ii) an HHH Separate Return, (iii) a Seaport Entertainment Separate Return with respect to a Pre-Distribution Period (including a Straddle Period), (iv) the Intended Tax Treatment, (v) Specified Separation Taxes and (vi) Other Separation Taxes. Subject to Section 9.2(c) and Section 9.2(d) of this Agreement, HHH shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.
(b)    Seaport Entertainment Control. Except as otherwise provided in this Section 9.2, Seaport Entertainment shall have the right to control any Tax Contest with respect to any Seaport Entertainment Separate Return. Subject to Section 9.2(c) and Section 9.2(d) of this Agreement, Seaport Entertainment shall have (i) reasonable discretion, after consultation with HHH, with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest relating to a Seaport Entertainment Separate Return that could reasonably be expected to materially adversely affect any member of the HHH Group, and (ii) absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest.
(c)    Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, however, that to the extent any such Tax Contest (i) could give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, or (ii) is with respect to a Seaport Entertainment Separate Return that could reasonably be expected to materially adversely affect any member of the HHH Group, then the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed and, in the case of a Tax Contest relating to Specified Separation Taxes, must take into account the reasonable likelihood of success of such Tax Contest on its merits without regard to the ability of Seaport Entertainment to pay). Subject to Section 9.2(e) of this Agreement, and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (I) the Controlling Party shall keep the Non-Controlling Party reasonably informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (II) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (III) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (IV) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (V)

the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Article IX, “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means (x) HHH if Seaport Entertainment is the Controlling Party and (y) Seaport Entertainment if HHH is the Controlling Party.
(d)    Tax Contest Participation. Subject to Section 9.2(e) of this Agreement, and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest (i) pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement or (ii) that is with respect to a Seaport Entertainment Separate Return that could reasonably be expected to materially adversely affect any member of the HHH Group. The failure of the Controlling Party to provide any notice specified in this Section 9.2(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
(e)    Joint Returns. Notwithstanding anything in this Article IX to the contrary, in the case of a Tax Contest related to a Joint Return, the rights of Seaport Entertainment and its Affiliates under Section 9.2(c) and Section 9.2(d) of this Agreement shall be limited in scope to the portion of such Tax Contest relating to Taxes for which Seaport Entertainment may reasonably be expected to become liable to make any indemnification payment to HHH under this Agreement.
(f)    Power of Attorney. Each member of the Seaport Entertainment Group shall execute and deliver to HHH (or such member of the HHH Group as HHH shall designate) any power of attorney or other similar document reasonably requested by HHH (or such designee) in connection with any Tax Contest (as to which HHH is the Controlling Party) described in this Article IX. Each member of the HHH Group shall execute and deliver to Seaport Entertainment (or such member of the Seaport Entertainment Group as Seaport Entertainment shall designate) any power of attorney or other similar document reasonably requested by Seaport Entertainment (or such designee) in connection with any Tax Contest (as to which Seaport Entertainment is the Controlling Party) described in this Article IX.
ARTICLE X.
SURVIVAL OF OBLIGATIONS
The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XI.
TAX TREATMENT OF PAYMENTS
11.1    General Rule. Unless otherwise required by applicable Law, the Parties will treat any indemnity payment made pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement by HHH to Seaport Entertainment, or vice versa, in the same manner as if such payment were a non-taxable distribution or capital contribution, as the case may be, made immediately prior to the Distribution, except to the extent that HHH and Seaport Entertainment treat a payment as the settlement of an intercompany liability; provided, however, that any such payment that is made or received by a Person other than HHH or Seaport Entertainment, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for HHH or Seaport Entertainment, in each case as appropriate.
11.2    Interest. Anything herein or in the Separation Agreement to the contrary notwithstanding, to the extent one Party makes a payment of interest to the other Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Party making such payment or increase in Tax to the Party receiving such payment.
ARTICLE XII.
GROSS-UP OF INDEMNIFICATION PAYMENTS
Except to the extent provided in Article XI of this Agreement, any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.
ARTICLE XIII.
MISCELLANEOUS
13.1    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including.pdf, DocuSign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
(b)    This Agreement and the exhibit hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein. If there is a conflict between any provision of the Separation Agreement or of any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, and such provisions relate to matters addressed by this Agreement, this Agreement shall control.
(c)    HHH represents on behalf of itself and each other member of the HHH Group, and Seaport Entertainment represents on behalf of itself and each other member of the Seaport Entertainment Group, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii)    this Agreement has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.
13.2    Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.
13.3    Assignability. This Agreement shall be binding upon and inure to the benefit of the other Party and their respective successors and permitted assigns; provided, however, that no Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.
13.4    Third-Party Beneficiaries. Except for the provisions of Section 5.1(d) of the Separation Agreement as to directors and officers of the HHH Group and the Seaport Entertainment Group: (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of HHH or shareholders of Seaport Entertainment) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement and neither this Agreement, the Separation Agreement, nor any Ancillary Agreement shall provide any third Person (including, without limitation, any shareholders of HHH or shareholders of Seaport

Entertainment) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
13.5    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.5):
If to HHH, to:
Howard Hughes Holdings Inc.
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, TX 77380
Attention: Carlos Olea
Email:
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560
Attention: Julian Kleindorfer; Abigail Smith
Email:
If to Seaport Entertainment, to:
Seaport Entertainment Group Inc.
199 Water Street, 28th Floor
New York, NY 10038
Attention: Anton Nikodemus
Email:
Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.
13.6    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
13.7    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise provided therein, the Separation Agreement or any other Ancillary Agreement for any delay or failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement, the Separation Agreement and the other Ancillary Agreements, as applicable, as soon as reasonably practicable.
13.8    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
13.9    Survival of Covenants. Except as expressly set forth in this Agreement, the Separation Agreement, or any other Ancillary Agreement, the covenants, representations and warranties contained in this Agreement, the Separation Agreement, and the other Ancillary Agreements, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and the Distribution and shall remain in full force and effect in accordance with their terms.
13.10    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
13.11    Dispute Resolution. Any and all disputes, controversies and claims arising hereunder, including with respect to the validity, interpretation, performance, breach or termination of this Agreement shall be resolved through the procedures provided in Article IV of the Separation Agreement.
13.12    Amendments. No provisions of this Agreement, the Separation Agreement or any other Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom such waiver, amendment, supplement or modification is sought to be enforced.
13.13    Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement or the Separation Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.
13.14    Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or controlled Affiliate of such Party.
13.15    Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of HHH or Seaport Entertainment, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of HHH or Seaport Entertainment, as applicable, under this Agreement or in respect of any certificate delivered with respect hereto and, to the fullest extent legally permissible, each of HHH and Seaport Entertainment, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.
13.16    Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, THE SEPARATION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT TO THE CONTRARY, NEITHER SEAPORT ENTERTAINMENT NOR ITS AFFILIATES, ON THE ONE HAND, NOR HHH NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES, INCLUDING ALL COSTS, EXPENSES, INTEREST, ATTORNEYS’ FEES, DISBURSEMENTS AND EXPENSES OF COUNSEL, EXPERT AND CONSULTING FEES AND COSTS RELATED THERETO OR TO THE INVESTIGATION OR DEFENSE THEREOF, PAID BY AN INDEMNITEE IN RESPECT OF A THIRD-PARTY CLAIM).
[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

HOWARD HUGHES HOLDINGS, INC.

By:	/s/ Carlos Olea
Name:	Carlos Olea
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SEAPORT ENTERTAINMENT GROUP, INC.

By:	/s/ Anton Nikodemus
Name:	Anton Nikodemus
Title:	Chief Executive Officer